                               "ISRAMCO - NEGEV 2"
                               LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                      AS AT DECEMBER 31, 2006 AND 2005 AND
              FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED
                               DECEMBER 31, 2006

                                         "Isramco - Negev 2" Limited Partnership

FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

CONTENTS

                                                                            PAGE
                                                                            ----

Auditors' Report                                                               2

Balance Sheets                                                                 3

Statements of Earnings                                                         4

Statements of Changes in Limited Partnership's Capital                         5

Statements of Cash Flows                                                       6

Notes to the Financial Statements                                              8

[KPMG LOGO]

                SOMEKH CHAIKIN

                MAIL ADDRESS    OFFICE ADDRESS         TELEPHONE 972 3 684 8000
                PO Box 609      KPMG Millennium Tower  Fax 972 3 684 8444
                Tel Aviv 61006  17 Ha'arba'a Street
                Israel          Tel Aviv 61070
                                Israel


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE PARTNERS OF "ISRAMCO - NEGEV 2" LIMITED PARTNERSHIP

We have audited the accompanying balance sheets of "Isramco - Negev 2" Limited Partnership (hereinafter - "the Limited Partnership") as at December 31, 2006 and 2005, and the statements of earnings, changes in Limited Partnership's capital and cash flows, for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Board of Directors and the Management of the General Partner of the Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and Management of the General Partner, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Limited Partnership as at December 31, 2006 and 2005, and the results of its operations, the changes in its capital and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with generally accepted accounting principles in Israel.

Accounting principles generally accepted in Israel differ in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial position of the Limited Partnership as at December 31, 2006 and 2005 and the results of its operations, the changes in its capital and its cash flows for each of the years in the three-year period ended December 31, 2006, to the extent summarized in Note 12 to the financial statements.

As discussed in Note 3C, the above-mentioned financial statements are stated in reported amounts, in accordance with Accounting Standards published by the Israel Accounting Standards Board.

Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International
Tel Aviv, Israel

March 13, 2007

Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is a member of KPMG International, a Swiss cooperative.

                                         "Isramco - Negev 2" Limited Partnership

BALANCE SHEETS AS AT DECEMBER 31
--------------------------------------------------------------------------------

REPORTED AMOUNTS

                                                         2006           2005
                                                    -------------  -------------
                                             NOTE   NIS THOUSANDS  NIS THOUSANDS
                                            ------  -------------  -------------
CURRENT ASSETS

Cash and cash equivalents                               15,208          2,720
Marketable securities                            4     558,065        583,569
Joint ventures for oil and gas exploration       5         625          1,328
Sundry receivables                                         310              9
                                                       -------        -------
                                                       573,908        587,626
                                                       -------        -------

INVESTMENTS

Investment in oil and gas properties            5A       7,609          7,609
                                                       -------        -------

                                                       581,817        595,235
                                                       =======        =======

CURRENT LIABILITIES

Sundry payables                                  6       4,034            501
Joint ventures for oil and gas exploration       5         173            183
                                                       -------        -------
                                                         4,207            684
                                                       -------        -------
CONTINGENT LIABILITIES AND COMMITMENTS           7

LIMITED PARTNERSHIP'S CAPITAL                    8     577,610        594,551
                                                       -------        -------
                                                       581,817        595,235
                                                       =======        =======

---------------------------  --------------------------  --------------------------
  Pinkstone Ltd. - Director       Yossi Levy - CEO           Ami Krupik - CFO
 Isramco Oil and Gas Ltd. -  Isramco Oil and Gas Ltd. -  Isramco Oil and Gas Ltd. -
       General Partner             General Partner            General Partner
       Represented by
       Ya'akov Meimon

March 13, 2007

The accompanying notes are an integral part of the financial statements.

                                         "Isramco - Negev 2" Limited Partnership

STATEMENTS OF EARNINGS FOR THE YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------

REPORTED AMOUNTS

                                                           2006           2005            2004
                                                       -------------  -------------   -------------
                                                NOTES  NIS THOUSANDS  NIS THOUSANDS   NIS THOUSANDS
                                                -----  -------------  -------------   -------------
INCOME
Income from sale of oil and gas rights                        812             --             --
Financing income, net                              9A      65,229         71,388         58,623
                                                           ------         ------         ------
                                                           66,041         71,388         58,623
                                                           ------         ------         ------
EXPENSES
Participation in oil and gas exploration, net      9B       1,263         30,802            925
General and administrative expenses                9C       2,896          2,650          2,693
                                                           ------         ------         ------
                                                            4,459         33,452          3,618
                                                           ------         ------         ------
NET INCOME                                                 61,882         37,936         55,005
                                                           ======         ======         ======
INCOME PER PARTICIPATION UNIT:
                                                              NIS            NIS            NIS
                                                           ------         ------         ------
Basic income per participation unit                9D      0.0146         0.0089         0.0129
                                                           ======         ======         ======

The accompanying notes are an integral part of the financial statements.

                                         "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP'S CAPITAL
--------------------------------------------------------------------------------

REPORTED AMOUNTS

                                                  PARTNERSHIP     ACCUMULATED
                                                    CAPITAL           LOSS           TOTAL
                                                 -------------   -------------   -------------
                                                 NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                 -------------   -------------   -------------
BALANCE AS AT JANUARY 1, 2004                        856,391       (346,088)        510,303

Net income for the year                                   --         55,005          55,005

Tax deposits paid on behalf of holders of
   the participation units*                               --         (3,619)         (3,619)
                                                     -------       --------         -------

BALANCE AS AT DECEMBER 31, 2004                      856,391       (294,702)        561,689

Net income for the year                                   --         37,936          37,936

Tax deposits paid on behalf of holders of
   the participation units*                               --         (5,074)         (5,074)
                                                     -------       --------         -------

BALANCE AS AT DECEMBER 31, 2005                      856,391       (261,840)        594,551

Net income for the year                                   --         61,882          61,882

Tax deposits paid on behalf of holders of
   the participation units*                               --         (8,823)         (8,823)

Distribution of Partnership earnings to
   holders of the participation units                     --        (70,000)        (70,000)
                                                     -------       --------         -------
BALANCE AS AT DECEMBER 31, 2006                      856,391       (278,781)        577,610
                                                     =======       ========         =======

* Regarding the tax deposits paid on behalf of holders of the participation units - see Note 8E.

The accompanying notes are an integral part of the financial statements.

                                         "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------

REPORTED AMOUNTS

                                                                   2006            2005            2004
                                                              -------------   -------------   -------------
                                                              NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                              -------------   -------------   -------------
CASH FLOWS GENERATED BY OPERATING ACTIVITIES:
Net income                                                        61,882          37,936          55,005
Adjustment to reconcile net income to net cash flows
   generated by operating activities (A)                         (37,498)        (20,003)        (32,666)
                                                                --------        --------        --------
NET CASH INFLOW GENERATED BY OPERATING ACTIVITIES                 24,384          17,933          22,339
                                                                --------        --------        --------
CASH FLOWS GENERATED BY INVESTING ACTIVITIES:
Investment in oil and gas properties                                  --         (30,370)             --
Investment in marketable securities                             (458,285)       (487,366)       (204,464)
Proceeds from sale of marketable securities                      524,400         493,318         174,086
Proceeds from sale of oil and gas rights                             812              --              --
                                                                --------        --------        --------
NET CASH INFLOW (OUTFLOW) GENERATED BY INVESTING ACTIVITIES       66,927         (24,418)        (30,378)
                                                                --------        --------        --------
CASH FLOWS GENERATED BY FINANCING ACTIVITIES:
Distribution of Partnership earnings to holders
   of the participation units                                    (70,000)             --              --
Tax deposits paid on behalf of holders of the
   participation units                                            (8,823)         (5,074)         (3,619)
                                                                --------        --------        --------
NET CASH OUTFLOW GENERATED BY FINANCING ACTIVITIES               (78,823)         (5,074)         (3,619)
                                                                --------        --------        --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  12,488         (11,559)        (11,658)

BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF
   THE YEAR                                                        2,720          14,279          25,937
                                                                --------        --------        --------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF THE YEAR           15,208           2,720          14,279
                                                                ========        ========        ========

The accompanying notes are an integral part of the financial statements.

                                         "Isramco - Negev 2" Limited Partnership

--------------------------------------------------------------------------------

REPORTED AMOUNTS

                                                                 2006            2005            2004
                                                            -------------   -------------   -------------
                                                            NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                            -------------   -------------   -------------
A. ADJUSTMENTS TO RECONCILE NET INCOME TO NET
   CASH FLOWS GENERATED BY OPERATING ACTIVITIES

Income and expenses not involving cash flows:
--------------------------------------------
Gain from marketable securities, net                           (40,611)        (50,479)        (36,006)
Gain from sale of oil and gas rights                              (812)             --              --
Amortization of investment in oil and gas properties                --          30,370              --

Changes in asset and liability items:
------------------------------------
Decrease (increase) in sundry receivables                         (301)             --             309
Increase in sundry payables                                      3,533              43              46
Change in joint ventures for oil and gas exploration, net          693              63           2,985
                                                               -------         -------         -------
                                                               (37,498)        (20,003)        (32,666)
                                                               =======         =======         =======

The accompanying notes are an integral part of the financial statements.

                                     DRAFT

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 1 - GENERAL

     A. Isramco - Negev 2, Limited Partnership (hereinafter - "the Limited Partnership" or "the Partnership") was established according to a limited partnership agreement that was signed on March 2 and 3, 1989 (that has been amended from time to time), between the general partner
          - Isramco Oil and Gas Ltd. (hereinafter - "the General Partner") and the limited partner - Isramco Management (1988) Ltd. (hereinafter - "the Limited Partner" or "the Trustee"). The Limited Partnership was registered on March 3, 1989, under the Israeli Partnerships Ordinance (New Version), 1975.

          According to Section 61(a) of the Partnerships Ordinance, the limited partnership agreement constitutes the Articles of Association of the Limited Partnership.

     B. Under the Limited Partnership agreement, as amended from time to time, the General Partner and the Limited Partner will bear the expenses and losses of the Limited Partnership and will be entitled to income in accordance with their proportionate share of the capital they invested in the Limited Partnership's capital.

     C. The day-to-day management of the Limited Partnership is carried out by the General Partner, under the supervision of the Supervisor, Yigal Brightman & Co., Certified Public Accountants, and Mr. David Valiano, CPA (Isr.). Under the Limited Partnership agreement, the Supervisor was granted certain supervisory powers.

     D. The Limited Partner - Isramco Management (1988) Ltd., has various rights in the Limited Partnership. Under a trust agreement, the Limited Partner acts as trustee on behalf of the owners of the participation units.

     E. The Limited Partnership was approved by the Israeli Income Tax Commissioner for purposes of the Israeli Income Tax Regulations (Rules for Calculating Tax for Holding and Sale of Participation Units in an Oil Exploration Partnership), 1988. In December 2005, the effectiveness of these Regulations was extended up to December 31, 2006. As at the signing date of the financial statements, the Regulations had not been extended.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 2 - OBJECTIVE OF THE LIMITED PARTNERSHIP

     A. The objective of the Limited Partnership is to participate in oil and gas exploration and production. For this purpose the Limited Partnership signed joint operating agreements (J.O.A.) with its partners in various joint ventures.

     B. As at the approval date of the financial statements, February __, 2007, the Limited Partnership's rights in oil and/or gas properties are as follows:

                                                         PARTICIPATION RATE   DATE OF EXPIRATION
                                                                  %                OF RIGHTS
                                                         ------------------   ------------------
     "Med Yavne" lease                                         32.4111           June 10, 2030
     "Med Ashdod" lease                                        19.1369           June 15, 2030
     Michal license                                            27.5000         December 31, 2008
     Matan license                                             27.5000         December 31, 2008
     Shikma Carveout (depth of 1,500 meters and under)         10.0000           April 1, 2009

     For additional details in connection with the Partnership's rights in oil and/or gas properties - see Note 5.

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES

     A.   GENERAL

     These financial statements are presented in accordance with generally accepted accounting principles in Israel and the principles provided in the Israeli Securities Regulations (Preparation of Annual Financial Statements), 1993, except for items presented in the format dictated by the nature of the Limited Partnership's business.

     B.   DEFINITIONS

     1.   Related Party - as defined in Opinion No. 29 of the Institute of
          -------------
          Certified Public Accountants in Israel (hereinafter - the ICPAI).

     2.   Interested Party - as defined in Paragraph 1 of the definition of an
          ----------------
          "interested party" in a company in Section 1 of the Israeli Securities Law.

     3.   CPI - the Consumer Price Index published by the Central Bureau of
          ---
          Statistics in Israel.

     4.   Dollar - the United States dollar.
          ------

     5.   Adjusted Amount - the nominal historical amount adjusted in accordance
          ---------------
          with the provisions of Opinions 23, 34, 36 and 37 of the Institute of Certified Public Accountants in Israel.

     6.   Reported Amount - the adjusted amount as at the transition date
          ---------------
          (December 31, 2003), with the addition of amounts in historical values that were added after the transition date and less amounts eliminated after the transition date.

     7.   Nominal Financial Report - the financial report based on reported
          ------------------------
          amounts.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

     C.   FINANCIAL STATEMENTS IN REPORTED AMOUNTS

     (1) In October 2001, the Israeli Accounting Standards Board published Accounting Standard No. 12, "Discontinuance of Adjustment of Financial Statements". Pursuant to this Standard and in accordance with Accounting Standard No. 17 that was published in December 2002, the adjustment of financial statements for the effect of inflation was discontinued as of January 1, 2004. Up to December 31, 2003, the Partnership continued to prepare adjusted financial statements in accordance with Opinion No. 36 of the Institute of Certified Public Accountants in Israel. The Partnership has implemented the provisions of the Standard and has accordingly discontinued the adjustment as of January 1, 2004.

     (2) In the past, the Partnership prepared its financial statements on the basis of historical cost adjusted for the changes in the Consumer Price Index. The adjusted amounts as stated, included in the financial statements as of December 31, 2003 (the transition date) constituted the starting point for the nominal financial report as of January 1, 2004. Additions subsequent to December 31, 2003, made during the period are included according to their historical values.

     (3) Amounts of the non-monetary assets do not necessarily reflect their realizable value or updated economic value but, rather, only the Reported Amount of such assets.

     (4) The term "cost" in these financial statements means cost in the Reported Amount.

     D.   REPORTING PRINCIPLES

     (1)  Balance sheets:

          a. Non-monetary items (investment in oil and gas properties and partnership capital) are stated at Reported Amount.

          b. Monetary items are stated in the balance sheet at their historical values as at the balance sheet date.

     (2)  Statements of earnings:

          a. Income and expenses deriving from non-monetary items (such as, depreciation and amortization, prepaid revenues and expenses, etc.) and from provisions included in the balance sheet are calculated as the difference between the Reported Amount of the opening balance and the Reported Amount of the closing balance.

          b. All other items included in the statement of earnings are stated at their historical value.

     E.   CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include bank deposits having an original maturity, as at the date of the investment therein, not in excess of three months.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

     F.   MARKETABLE SECURITIES

     Marketable securities are stated at their market value as at the balance sheet date. Changes in the value of such securities are recorded in the statement of earnings as incurred.

     G.   INVESTMENTS IN OIL AND GAS EXPLORATION

     The Limited Partnership uses the "successful efforts" method with respect to the accounting treatment of the recording of oil and gas exploration expenses, as follows:

     (1) The Limited Partnership's expenses in executing geological and seismic tests and surveys are expensed immediately in the statement of earnings as incurred.

     (2) Investments in oil and gas wells which are in the drilling stage and in which it has not yet been proven whether they will produce oil or gas, or which have not yet been determined to be non-commercial, are stated in the balance sheet at cost.

     (3) Investments in oil and gas wells which were proven to be dry and were abandoned, or were determined to be non-commercial, or for which no development plans were prepared for the near future, are written off in full to the statement of earnings.

     H.   DECLINE IN VALUE OF ASSETS

     The Limited Partnership applies Accounting Standard No. 15 - "Decline in the Value of Assets" (hereinafter - "the Standard") of ICPAI. The Standard provides procedures which the Partnership must apply in order to assure that its assets in the balance sheet (in respect of which the Standard applies) are not presented at an amount greater than their recoverable value, which is the higher of the net selling price and the realization value (the present value of the estimated future cash flows expected to derive from the use of the asset and its realization).

     The Standard applies to all assets in the balance sheet, except for financial assets. In addition, the Standard provides presentation and disclosure rules regarding assets whose value has decreased. Where the value of an asset in the balance sheet is greater than its recoverable value, the Limited Partnership recognizes a loss from decline in value in an amount equal to the difference between the book value of the asset and its recoverable value. The loss recognized, as stated, will be eliminated only if there have been changes in the estimates used in determining the asset's recoverable value from the date on which the last loss from decline in value was recognized.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

     I.   INCOME PER PARTICIPATION UNIT

     Commencing from January 1, 2006, the Partnership applies Accounting Standard No. 21, "Earnings per Share" (hereinafter - "the Standard"), of the Israel Accounting Standards Board. Pursuant to the Standard's provisions, the Partnership calculates the amounts of the basic earnings per participation unit in respect of income or loss. The basic earnings in respect of the participation units is calculated by dividing the income or loss allocable to the holders of the participation units by the weighted-average number of the participation units that were outstanding during the period.

     J.   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the periods reported. It is clarified that the actual results may differ from these estimates.

     K.   DERIVATIVE FINANCIAL INSTRUMENTS

     (1) Results of derivative financial instruments held for purposes of hedging existing assets and liabilities, are recorded on the statement of earnings in correspondence with the recording of the results of the hedged assets and liabilities.

     (2) Results of derivative financial instruments held for purposes of hedging firm commitments and anticipated transactions are deferred and included in the statement of earnings at the time the results of the hedged transactions are recorded.

     (3) Derivative financial instruments not designated or qualifying for hedging purposes are presented in the balance sheet based on their fair values. Changes in the fair values are recorded in the statement of earnings in the "financing" category in the period the change takes place.

     The fair value of derivative financial instruments is determined in accordance with their market prices or quotes from financial institutions, and in the absence of a market price or a quote from a financial institution, the fair value is determined based on a model for appraisal of market value.

     L.   REVENUE RECOGNITION

     Revenues from sales of oil and gas rights are recognized upon the transfer of the principal risks and rewards arising from ownership over the sold rights.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

     M. DISCLOSURE OF EFFECT OF NEW ACCOUNTING STANDARDS IN THE PERIOD PRIOR TO THEIR IMPLEMENTATION

     1.   Accounting Standard No. 29 regarding adoption of International
          --------------------------------------------------------------
          Financial Reporting Standards
          -----------------------------

          In July 2006, the Israel Accounting Standards Board published Accounting Standard No. 29, "Adoption of International Financial Reporting Standards (IFRS)" (hereinafter - "the Standard"). The Standard provides that entities subject to the Israeli Securities Law, 1968, that are required to report according to the regulations of this law, are to prepare their financial statements for periods beginning as from January 1, 2008 according to IFRS. The Standard permits early adoption as from financial statements published after July 31, 2006. In addition, the Standard provides that entities that are not subject to the Securities Law, 1968 and not required to report according to the regulations of this law, are also permitted to prepare their financial statements according to IFRS commencing with financial statements published after July 31, 2006. The initial adoption of IFRS will be effected in accordance with the provisions of IFRS 1, "Initial Implementation of IFRS", for purposes of the transition.

          In accordance with the Standard, the Partnership is required to include in a note to the annual financial statements for December 31, 2007, the balance sheet data as at December 31, 2007 and the statement of earnings' data for the year then ended, that have been prepared according to the recognition, measurement and presentation principles of IFRS.

          The Partnership is examining the implications of the transition to IFRS, however, it has not yet determined the impact of adoption of IFRS on its financial statements.

     2.   Accounting Standard No. 23 regarding the Accounting Treatment of
          ----------------------------------------------------------------
          Transactions between an Entity and a Controlling Interest Therein
          -----------------------------------------------------------------

          In December 2006, the Israel Accounting Standards Board published Accounting Standard No. 23, "The Accounting Treatment of Transactions between an Entity and the Controlling Interest Therein" (hereinafter - "the Standard"). The Standard supersedes Israeli Securities Regulations (Presentation of Transactions between a Company and a Controlling Interest Therein in the Financial Statements), 1996, and provides that assets and liabilities regarding which a transaction was executed between the entity and the controlling interest therein are to be measured on the transaction date based on fair value and the difference between the fair value and the consideration recorded in the transaction is to be recorded in shareholders' equity. A "debit balance" difference constitutes essentially a dividend and, therefore, it reduces the retained earnings. A "credit balance" difference constitutes essentially a shareholder's investment and, therefore, it is presented in a separate section in the shareholders' equity category entitled "capital reserve from transaction between an entity and the controlling interest therein".

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES (CONT'D)

     M. DISCLOSURE OF EFFECT OF NEW ACCOUNTING STANDARDS IN THE PERIOD PRIOR TO THEIR IMPLEMENTATION (CONT'D)

     2.   Accounting Standard No. 23 regarding the Accounting Treatment of
          ----------------------------------------------------------------
          Transactions between an Entity and a Controlling Interest Therein
          -----------------------------------------------------------------
          (cont'd)

     The Standard addresses three issues involved with transactions between an entity and the controlling interest therein, as follows: transfer of an asset to the entity from the controlling interest or, alternatively, transfer of an asset from the entity to the controlling interest; assumption of a liability of the entity to a third party, in whole or in part, by the controlling interest therein, indemnification of the entity by the controlling interest therein in respect of an expense, and waiver by the controlling interest in favor of the entity of a debt due to the controlling interest from the entity, in whole or in part; and loans made to the controlling interest or loans received from the controlling interest. In addition, the Standard provides the disclosure required to be made in the financial statements in connection with transactions between the entity and the controlling interest therein during the period.

     The Standard applies to transactions between an entity and a controlling interest therein executed after January 1, 2007, and to a loan made to or received from the controlling interest prior to the effective date of this Standard commencing from its effective date.

     In the Partnership's estimation, application of the new Standard is not expected to have a material impact on its results of operations and its financial position.

     N.   RATES OF EXCHANGE AND LINKAGE BASIS

     Assets and liabilities denominated in or linked to foreign currency are stated in the balance sheet according to the representative exchange rates published by Bank of Israel as at the balance sheet date.

     Assets and liabilities linked to the CPI are stated in accordance with the specific linkage terms relating to each asset or liability.

     Below is data with respect to the Consumer Price Index and the dollar exchange rate:

                                      DECEMBER 31         % CHANGE
                                     -------------   --------------------
                                      2006    2005    2006   2005   2004
                                     -----   -----   -----   ----   -----
Index - in points                    102.9   103.0   (0.10)  2.39    1.20
Exchange rate of the dollar in NIS   4.225   4.603   (8.21)  6.85   (1.62)

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 4 - MARKETABLE SECURITIES

                                                                     DECEMBER 31     DECEMBER 31
                                                                        2006            2005
                                                                    -------------   -------------
                                                                    NIS THOUSANDS   NIS THOUSANDS
                                                                    -------------   -------------
Shares and options (1)                                                 118,914           82,396
Government debentures (2)                                                   --           33,094
Convertible debentures (1)                                              97,877           86,370
Corporate debentures (3)                                               322,162          364,940
Participation units in mutual funds                                     11,633           10,871
Participation units in limited partnerships (1)                          7,479            5,898
                                                                       -------          --------
                                                                       558,065          583,569
                                                                       =======          =======
(1) INCLUDING MARKETABLE SECURITIES OF RELATED PARTIES (NOTE 10B)       36,047            8,638
                                                                       =======          =======

                                                                     DECEMBER 31     DECEMBER 31
                                                                        2006            2005
                                                                    -------------   -------------
                                                                    NIS THOUSANDS   NIS THOUSANDS
                                                                    -------------   -------------
(2) GOVERNMENT DEBENTURES - LINKAGE BASE
    Unlinked                                                                --           33,094
                                                                       =======          =======
(3) CORPORATE DEBENTURES - LINKAGE BASES
    CPI linked                                                         250,822          292,475
    Linked to dollar                                                    60,816           62,574
    Unlinked                                                            10,524            9,891
                                                                       -------          --------
                                                                       322,162          364,940
                                                                       =======          =======

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION

COMPOSITION
                                    DECEMBER 31     DECEMBER 31
                                       2006            2005
                                   -------------   -------------
                                   NIS THOUSANDS   NIS THOUSANDS
                                   -------------   -------------
Debit Balances
--------------
"Med Yavne" Joint Venture               625            1,120
"Nir 2" Joint Venture                    --              208
                                        ---            -----
                                        625            1,328
                                        ===            =====
Credit Balances
---------------
"Med Ashdod" Lease Joint Venture         52               63
"Nordon 1" Joint Venture                 42               42
"Gad 1" Joint Venture                    79               78
                                        ---            -----
                                        173              183
                                        ===            =====

ADDITIONAL INFORMATION:

GENERAL
-------

Oil and gas exploration activities are generally performed through oil and gas exploration joint ventures having various partners, this being due to the high costs involved with these types of activities and the wish/need to spread the risk. The manner of operating in the framework of the joint ventures is as follows: the partners in the joint ventures are required to approve the expense budget in connection with the various activities involved in the oil and gas exploration activities. After approval of the expenses, the joint venture makes a "cash call" to the partners, each one in accordance with its share in the budget approved by the partners.

The Partnership records its share of the cash calls from the joint venture in an "exchange" account and, upon payment of the amounts by the joint venture, the Partnership records its share on the statement of earnings or in an investment account (similar to proportional consolidation), based on its accounting policy, as stated in Note 3G, above.

The balances shown in the balance sheet and relating to the joint ventures constitute the amount of the actual investment of the Limited Partnership in each joint venture less its share in the losses of that venture.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

     A.   "MED YAVNE" LEASE

     1.   General
          -------

          In June 2000, the Petroleum Commissioner (hereinafter - "the Commissioner") granted the partners in the Offshore License 239/"Med Yavne" (hereinafter - "Med Yavne License"), in which the Limited Partnership had oil rights, a lease for a period of 30 years for an area of 250 sq. km. out of the area of the aforesaid license, following the results of the "Or 1" drilling.

          The lease conditions provide, among other things, that the leaseholder shall act diligently to develop the lease and to produce gas from the lease, and at the end of 5 years from the date the lease was granted the leaseholder shall submit a plan for continued activity in the lease area. In June 2005, the Commissioner approved the operator's request for a change in the terms of the lease in such a manner that the work plan for development of the lease will be submitted to the Commissioner at the time applicable to development of the "Noa" well (see Section 3, below).

          The lease is limited in the entire area thereof, to the subterranean space as far as the roof of messenian ophorites or to the base of the Pliocene in absence of the ophorites. In 2001, an area of 105 square kilometers of the northern area of the lease was returned in which no drilling prospects were located. In 2002, an additional area of 92 square kilometers out of the northern portion of the lease was returned in light of the operator's recommendation not to execute any drillings in accordance with the conditions of the lease since, based on the existing data, the prospects currently indicated are at a high level of risk. The remaining lease area after return of the said portions is 53 square kilometers.

          Regarding the lease period - see Note 7G., below.

          Regarding the Partnership's liability for payment of royalties - see
          Note 7A., below.

     2.   The "Or 1" well in the "Med Yavne" License
          ------------------------------------------

          In October 1999, the "Or 1" drilling was executed in the "Med Yavne" License. The results of the production test performed at the well indicated that the rate of production in the area examined was 21 million cubic feet per day. Nonetheless, in the operator's estimation, the well is capable of producing gas at a higher rate, once the well is completed for regular production, with appropriate equipment and by opening up additional areas in the target layer.

          The Partnership's participation percentage in the "Or 1" well is 32.4111%. The cost of the well amounted to $5.2 million. The Partnership's share in the well costs amounted to NIS 7.6 million, and was recorded in the category "Investment in oil and gas properties".

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

     A.   "MED YAVNE" LEASE (CONT'D)

     3.   The gas reserves in the "Or 1" Well in the "Med Yavne" Lease
          ------------------------------------------------------------

          According to the operator's estimations, based on the drilling results of the "Or 1" Well, along with a three-dimensional seismic survey performed in the area of the lease, the recoverable gas reserves in the "Or 1" well in the lease, is about 50 billion cubic feet.

          In November 2002, the Partnership received an opinion from a consulting firm in the United States, the object of which was to perform a techno-economic examination for the development of the "Or 1" well. The said opinion indicates that, under certain assumptions, development of the reserve, by connecting it to the production platform in the adjacent "Meri" well (at a distance of 12 km) and from there via a transportation pipe to Ashdod, is economically feasible. In January 2007, the Partnership received an updated opinion (including an update of the development costs and the sales prices) that also indicates that development in the "Or 1" well, assuming connection of the well to the production platform in the "Meri" well as stated, is economically feasible.

          In 2005, the operator of the "Med Yavne" lease contacted Noble Energy Mediterranean Ltd. (hereinafter - "Noble"), operator of the "Yam Tatis" joint venture (the holder of the rights in the "Noa", "Noa South" and "Meri" wells), to examine the possibility (including an estimate of the expenses) to connect the "Or 1" well to the gas pipeline Noble plans to install between the "Noa" well and the production platforms in the "Meri" well, which is supposed to run close to the "Or 1" well in order to pipe the gas produced from the "Or 1" well to the production platforms in the "Meri" gas field, and from there to Ashdod.

          Noble notified the operator of the lease that it is prepared to discuss a joint venture with respect to development of the "Or 1" well together with the "Noa" well, the development of which is planned for 2009-2010.

          In the estimation of the General Partner, based on the opinion received, as stated, and based on the price of the gas and the development costs, the fair value of the "Or 1" well is not less than its value as recorded.

     B.   THE "MED ASHDOD" LEASE

     1.   General
          -------
          In January 2002, the Commissioner granted the partners in the Offshore License 242/"Med Ashdod", a lease (hereinafter - "the Lease") in an area of 250 square kilometers out of the "Med Ashdod" License area for a period of 30 years (commencing from June 2000), this being based on the findings of the "Nir 1" well, which was executed in the license area. The Partnership's share in the Lease is 19.1369%.

          Regarding the lease period - see Note 7G., below.

          Regarding obligations of the Partnership to pay royalties - see Note79A., below.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

     B.   THE "MED ASHDOD" LEASE (CONT'D)

     1.   General (cont'd)
          -------

          The work plan in the Lease, as determined by the Commissioner (after extensions and changes), includes presentation of a drilling agreement for prospects from the Jurassic age up to May 1, 2007, and commencing of the drilling no later than May 1, 2008. If no further discovery is made beneath the Pliocene base, the Lease shall be restricted to the Pliocene base.

          In February 2004, Isramco Inc., the operator of the lease (hereinafter
          - "the Operator") presented to the Partners the "Yam 3" prospect - a drilling for oil prospects (hereinafter - "the Drilling") in the Jurassic layer at a depth of 5,900 meters, and with an estimated budget of $40 million.

          Execution of the Drilling is subject to approval of the Ministry of Defense and signing of an agreement with an owner of the drilling equipment (Semi or Jack Up).

          In meetings held in 2004 and 2005, the Operator and the Ministry of Defense discussed the conditions for execution of the Drilling. In August 2005, upon submission of the summation with the Ministry of Defense, the Operator contacted drilling companies for purposes of receiving its proposal for execution of the Drilling. If and subject to acceptance of the proposals and an agreement in-principle with the drilling contractor (who will comply with the limitations of the Ministry of Defense), the Operator will update the budget for the Drilling and will bring its execution for the approval of the partners in the lease as well as the approval of the Ministry of Defense. At this stage, and as long as proposals have not been received from drilling companies and approvals have not been received from the Ministry of Defense and the partners in the lease, as stated, it is not possible to estimate if and when the Drilling of "Yam 3" well will be executed.

     2.   "Gad 1" Well
          ------------

          In February 2005, the operator recommended to the partners in the Lease to execute a drilling for gas prospects - the "Gad 1" Well (hereinafter - "the Well"). In the absence of a unanimous decision of all the partners with respect to execution of the Well, the operator issued a "Sole Risk" notification in the name of the Partnership to the other partners in the Well. The meaning of the "Sole Risk" notification is that every partner in the Lease is given a period of 30 days from the date of receipt of the "Sole Risk" notification to notify the operator of his interest in participating in the Well, at the full rate of his rights or a part thereof, or not to participate in the Well at all.

          In response to the "Sole Risk" notification, in addition to the Partnership, other partners holding approximately 14.9% of the rights in the Lease gave notice of their interest in participating in the Well. Accordingly, the rights of those partners not responding to the "Sole Risk" notification were transferred to the Partnership.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

     B.   THE "MED ASHDOD" LEASE (CONT'D)

     2.   "Gad 1" Well (cont'd)
           -----------

          Pursuant to the decision made on August 25, 2005 by the General Meeting of the holders of the Participation Units in the Partnership:

          1. On August 29, 2005, the Partnership entered into an agreement with the U.S. company, Palace Petroleum Crop. (hereinafter - "Palace"), pursuant to which the Partnership will transfer to Palace participation rights in the Well at the rate of 30% in exchange for Palace investing in the Well 34.2% of the drilling costs and 30% of the production tests (if any). In addition, the Partnership will grant Palace an option to acquire participation rights at the rate of 30% of every additional drilling, if executed in the future in the Med Ashdod Lease site, this being only in a case where the Partnership receives additional participation rights (in addition to the present rate of its rights in the Lease) as part of the "Sole Risk" process, and at a rate that will not be less than the rights to be transferred to Palace as part of the option as stated above.

          2. On August 28, 2005, the Partnership transferred participation rights in the Well at the rate of 1% to Petroleum Fields Exploration (1992) Limited Partnership, in exchange for it bearing its relative share of the drilling costs.

          3. On September 13, 2005 and September 26, 2005, the Partnership transferred participation rights in the Well at the rate of 4% and 5%, respectively, to Delek Drilling Limited Partnership, in exchange for it bearing its relative share of the drilling costs.

          After transfer of the rights as stated, the Partnership remains with 45.103% of the rights in the Well.

          On September 25, 2005, execution of the Well was commenced by the offshore drilling rig, Atwood Southern Cross. The Well was planned for a depth of approximately 2,600 meters and has a budget (after updates) of $16.4 million (not including production tests). When the Well reached its final depth, electrical examinations were made which indicated that the target layers are saturated with water. Therefore, on November 16, 2005, the Partners decided to abandon the Well. The Well costs amounted to roughly $16.4 million.

          The Partnership's share in the Well costs amounted to NIS 30.4 million and this amount was recorded on the statement of earnings in 2005.

     C.   MICHAL AND MATAN MARINE LICENSES

     In March 2005, the operator (BG) notified the partners in the Michal and Matan licenses (hereinafter - "the Licenses") and the Commissioner that it relinquishes its rights in the Licenses and resigns it position as operator of the Licenses. As a result of that notification and pursuant to the joint operating agreement, BG's rights were transferred to the other partners in the Licenses based on their proportionate shares therein. Accordingly, the participation rate of the rights in the Licenses transferred to the Partnership was 20.510%.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION (CONT'D)

     C.   MICHAL AND MATAN MARINE LICENSES (CONT'D)

     In May 2005, an agreement was reached pursuant to which Dor Chemicals Ltd. and the Dor Gas Explorations, Limited Partnership transferred, for no consideration, to the Partnership and to the limited partnership Delek Drillings (hereinafter - "Delek") and Avner Petroleum Exploration (hereinafter - "Avner") participation rights in the Licenses, such that the Partnership was transferred 4.885% and Delek and Avner were transferred 15.197% each. In January 2006, additional participation rights, at the rate of 11.55%, were transferred to the Partnership by STX (2000) Limited Partnership.

     After transfer of the rights as stated, the participation rate of the Partnership's rights in the Licenses was 41.95%.

     Further to notification of the partners in the Licenses to the Commissioner of their intention to execute "Tamar 1" well in the Matan License (hereinafter - "the Tamar Well"), the Commissioner extended the validity of the Licenses up to the end 2008.

     On July 24, 2006, an agreement was signed (hereinafter - "the Agreement") between the Partnership and additional partners in the Licenses, on the one side, and Noble, pursuant to which participation rights in the Licenses at the rate of 33% were transferred to Noble and Noble was appointed as operator of the Licenses. The Agreement provides, among other things, that Noble will act to the best of its ability to enter into an agreement with a drilling contractor for execution of the "Tamar" well, in such a manner that the drilling will be performed no later than the end of 2007. If a well agreement, as stated, is not signed by June 30, 2007, the Agreement will come to an end and Noble will return its rights in the Licenses and will leave its position as operator.

     In accordance with the Agreement, Noble paid the existing partners $1 million, of which $550 thousand was paid to third parties in connection with marketing the Licenses to international entities. Out of the balance, the Partnership received $188 thousand based on its proportionate share (41.95%). This amount was recorded on the statement of earnings as "gain on sale of oil and gas rights".

     In August 2006, approvals for the agreement were received from the Commissioner and the Supervisor of Restrictive Business Practices, and the agreement entered into effect. After transfer of the rights to Nobel, the Partnership holds rights in the Licenses at the rate of 27.5%.

     The decision of the Supervisor of Restrictive Business Practices includes a number of limitations, the main ones of which are: the Avner and Delek partnerships and the Partnership and/or any party related thereto, shall not hold jointly (including together with other holders), in any gas right, except for the Licenses, except with the express approval of the Supervisor of Restrictive Business Practices. In any arrangement relating to determination of a mechanism for making decisions between the holders in the Licenses with respect to marketing natural gas, none of the said parties shall hold, directly or indirectly, any right to prevent the other holders from making a decision or taking an action in connection with marketing of the natural gas.

     In November 2006, the operator presented a budget for execution of the "Tamar" well, in the amount of $69 million, as well as an operating budget for the years 2006 and 2007, in the aggregate amount of $2.2 million.

     On December 14, 2006, the Partnership notified the operator that it approves its share of the said well and operating budgets.

     At this stage, and as long as no contract has been signed with a drilling contractor, the General Partner is unable to estimate if and when the said drilling will be executed.

     Regarding the Partnership's liability for an overriding royalty - see 7B., below.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 6 - SUNDRY PAYABLES

                                                         DECEMBER 31     DECEMBER 31
                                                             2006            2005
                                                        -------------   -------------
                                                        NIS THOUSANDS   NIS THOUSANDS
                                                        -------------   -------------
     Payables in respect of financial instruments (1)       3,560             --
     Accrued expenses                                         474            501
                                                            -----            ---
                                                            4,034            501
                                                            =====            ===

     (1)  See Note 11B(2).

NOTE 7 - CONTINGENT LIABILITIES AND COMMITMENTS

     A. In the event of discovery of oil and/or gas and/or other valuable material that can be produced within the licenses and leases in which the Partnership is active at present and other licenses and leases in which the Partnership will participate, the Partnership is obligated to pay royalties from the revenues generated from the first 10% of its share in the license/lease, as follows:

                                       ONSHORE LICENSES                       OFFSHORE LICENSES
                            -------------------------------------   -------------------------------------
                            UP TO THE DATE OF     FOLLOWING THE      UP TO THE DATE       FOLLOWING THE
                              RETURN OF THE     DATE OF RETURN OF   OF RETURN OF THE    DATE OF RETURN OF
                               INVESTMENT        THE INVESTMENT        INVESTMENT         THE INVESTMENT
                            -----------------   -----------------   -----------------   -----------------
          To Isramco Inc.         5.00%               13.00%              1.00%              13.00%

          In addition, in the event of a discovery of oil and/or gas and/or other valuable material that will be extracted and realized from the Med Ashdod Lease and the Med Yavneh Lease, the Limited Partnership is obligated to pay royalties from the revenues generated from the first 10% of its share in the lease as specified below:

                                                                 THE MED ASHDOD LEASE AND
                                                                     MED YAVNEH LEASE
                                                          -------------------------------------
                                                          UP TO THE DATE OF     FOLLOWING THE
                                                            RETURN OF THE     DATE OF RETURN OF
                                                             INVESTMENT        THE INVESTMENT
                                                          -----------------   -----------------
          To J. O. E. L. Jerusalem Oil Exploration Ltd.         0.51%               6.58%
          To Equital Ltd.                                       0.38%               4.93%
          To Isramco Inc.                                       0.06%               0.83%

          Isramco Inc. is entitled to an overriding royalty of 2% from the Partnership's share in the oil and/or gas, that is produced from the Med Ashdod and Med Yavneh lease and/or of any petroleum right that comes in their place, which is in addition to any other royalty and/or consideration to which Isramco Inc. is entitled at present.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 7 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT'D)

     B. The Partnership has an obligation for the payment of an overriding royalty to the General Partner of 5% of the Partnership's share of the revenues from oil and/or gas (gross, before expenses and other payments including a royalty to the State according to the Israeli Petroleum Law, 1952) that is produced from the Matan and Michal Licenses, including any petroleum asset that may come in their place.

     C. According to an agreement dated February 1997, the Partnership acquired the full rights of Equital Ltd., a related party, in the Shikma Carveout in the Ashdod Lease (10%) to a depth of 1,500 meters and below.

          The Partnership has an obligation to pay Equital Ltd. if the well is found to be commercial, the amount of $84.5 thousand, as well as a royalty at the rate of 6% before and after the return of the investment.

     D. The Partnership has an obligation to pay royalties to the State of Israel in accordance with the Petroleum Law, 1952

     E. According to an amendment to the Limited Partnership agreement, dated August 6, 1993, that is valid from June 1993, it was determined that the Limited Partnership shall pay the General Partner an amount that is the equivalent of $35,000 a month for placing the services of the employees of the General Partner, as needed, at the disposal of the Limited Partnership and for rent and regular maintenance of part of the offices of Isramco Inc. in Israel that is also used by the Limited Partnership.

          At the General Meeting of owners of the participation units, that was held in February 1997, it was decided to approve an update of the payment to the General Partner to a sum that is the equivalent of $42,000 (plus Value Added Tax) from January 1997. At that meeting, a commitment was given by the General Partner according to which the General Partner would collect a monthly payment of only $40,000 (plus Value Added Tax).

     F. According to an agreement (hereinafter - "the Marketing Agreement") signed in March 1989 between the Limited Partnership and the East Mediterranean Oil and Gas Company Ltd. (hereinafter - "EMOG"), EMOG was granted the right to be appointed the exclusive marketing agent of the Limited Partnership in Israel and areas under its control for the wholesale marketing of crude oil from the oil fields of the Negev 2 Venture to which the Limited Partnership is entitled. In an agreement signed in March 1992 between the Limited Partnership and other companies some of whom at that time were parties having an interest in the General Partner (J O.E.L. Jerusalem Oil Explorations Ltd. and Isramco Inc.), various oil rights were transferred to the Limited Partnership, including the "Negev Med" preliminary permit on the basis of which the Med Ashdod and Med Yavneh leases were issued later on (hereinafter - "the Rights Transfer Agreement"). In the Rights Transfer Agreement, it was determined that the marketing of the crude oil produced from the petroleum assets that had been transferred to it from the above interested parties according to the Rights Transfer Agreement would be carried out by EMOG in accordance with the Marketing Agreement.

          The period of the agreement is fifteen years from the first commercial production. EMOG may assign its rights and obligations under the agreement.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 7 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT'D)

     G. The oil rights in which the Limited Partnership has a share are allocated for a fixed term and on certain conditions. An extension of the validity of a petroleum asset is usually at the discretion of the authorities in accordance with the Petroleum Law as well as the renewal of any part thereof or the stipulating of additional conditions. In the event of failure to fully comply with the conditions, the right may be cancelled or reduced. The ability to exploit the petroleum assets in accordance with the lease and the licenses is contingent, among other things, on the Limited Partnership and the partners therein being willing and able to finance the various operations therein as well as the availability of appropriate equipment and personnel in Israel. The lack of equipment or personnel could increase the costs or totally prevent fulfillment of the terms of the lease or the license or the permit or prevent or reduce the period of their extension or even lead to their cancellation.

          In addition, in accordance with the Petroleum Law, if within the first three years of the granting of the lease, oil/gas is not produced from the lease site in commercial quantities, the appointed Minister is permitted to send the lease owner a notification demanding that production of oil/gas in commercial quantities be commenced within the time period determined by the Minister in the notification - which may not be less than 60 days. If production, as stated, is not commenced, the lease will expire. In the estimation of the General Partner and based on discussions with the Commissioner of Petroleum Matters, a notification as stated will not be sent with respect to the Med Ashdod lease - up to the end of the time allocated for execution of a drilling for oil prospects (that is, July 1, 2007) and with respect to the Med Yavneh lease - so long as development from the "Noa" gas field has not been started, which is nearby and subject to development from the "Or 1" gas field having been started at the same time.

     H. According to the trust agreement referred to in Note 1D, in the event of termination of the trust, the cash received as a result of the realization of the trust assets less the costs involved in the realization and termination of the trust, will be divided among the owners of the participation units and the holders of options (if any) less the exercise premium.

     I. The Supervisor is entitled to receive wages from the Limited Partnership in an amount in shekels that is equivalent to $3,500 per month, as long as the trust agreement, referred to in Note 1D, remains in effect. Similarly, the Supervisor is entitled to receive from the Limited Partnership expenses that were duly incurred in the discharge of his duties and that were approved by the General Meeting. The Supervisor received approval for a budget for purposes of legal consultation, in the amount of $10,000 per year.

          In addition, the Supervisor is entitled to additional compensation for his work in connection with issuance of additional rights, in the amount of $20,000 in respect of every issuance, or such higher amount that will be approved by the General Meeting.

     J. According to the trust agreement, referred to in Note 1D, the Limited Partner (the trustee) is entitled to receive annual wage of $1,000.

     K. The Limited Partnership has undertaken to indemnify the General Partner and any of its employees and/or directors for any loss, expenses or damage that they or their agents bear or are required to bear, whether directly or indirectly, as a result of any act or omission in accordance with the provisions of the Limited Partnership agreement or in accordance with law.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 7 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT'D)

     L. Some of the offshore drillings in which the Partnership may be a partner, are subject to the conditions and restrictions that determined or that may be determined in future by the Defense System. These conditions and restrictions could cause a change and delay in the time schedules and, as a result, could generate an increase in expected costs and a failure to comply with the lease.

     M. (1) The Limited Partnership shall be dissolved upon the occurrence of any of the following instances:

               a. At the end of the period in which the Limited Partnership holds, directly or indirectly, a valid petroleum asset or rights therein or in the petroleum to be produced.

               b. If the General Partner should cease to fulfill its position and no other partner is appointed in its place within 6 months from the date on which it left office.

               c.   If the partners agree to dissolve the Limited Partnership.

          (2) According to the directives of the Israeli Stock Exchange, the Board of Directors of the Stock Exchange may remove the Limited Partnership's securities from trading in the following instances (this being in addition to the causes of action included in the Stock Exchange's Articles of Association in respect of suspending of trade and cancellation of the registration of securities of companies):

               a. If the Limited Partnership ceases to operate in the area of the activities that were specified by the Limited Partnership before the registration for trading, for a period of nine consecutive months in which most of the Partnership's expenses are not expenses for exploration and development, within the meaning of the Income Tax Regulations (Deductions from Income of Holders of Oil Rights), 1956.

               b. The Limited Partnership commences to also engage in activities in areas that are not within the limits of its exclusive area of occupation.

               c. The Limited Partnership commences to also engage in projects other than those that were specified by the Limited Partnership before the first registration for trading or other than those that were specified in the Limited Partnership agreement after the first registration for trading and that an amendment of the partnership agreement was approved by the General Meeting of the owners of the participation units.

               It is noted that further to the Trustee's inquiry to the Stock Exchange in 2005, the Stock Exchange responded to the Trustee that the interpretation of the term "exploration and development expenses", within the meaning of the guidelines of the Stock Exchange's Articles of Association, also includes expenses incurred for management of the Partnership's current oil exploration activities, pursuant to the provisions of the Income Tax Regulations (Rules for Recording the Tax due to the Holding and Sale of Participation Units in Oil Exploration Partnerships), 1988.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 8 - LIMITED PARTNERSHIP'S CAPITAL

                                                                DECEMBER 31   DECEMBER 31
                                                                    2006          2005
                                                                -----------   -----------
     Participation units of NIS 0.01 par value (in thousands)    4,250,908     4,250,908
                                                                 =========     =========

     A.   THE GENERAL PARTNER - ISRAMCO OIL AND GAS LTD.

     Up to December 31, 2006, the General Partner invested NIS 389 thousand in the capital of the Limited Partnership, and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to the share of the General Partner in the capital invested in the Limited Partnership's capital.

     As at December 31, 2006, the share of the General Partner in the capital is 0.05% and is progressively reduced with every increase in capital, in which the General Partner does not participate.

     B.   THE LIMITED PARTNER - ISRAMCO MANAGEMENT (1988) LTD.

     As at December 31, 2006, the Limited Partner invested in the capital of the Limited Partnership, NIS 856,002 thousand (after deduction of the issuance costs) and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to its share in the capital invested in the Limited Partnership's capital. As at December 31, 2006, the share of the Limited Partner in the capital is 99.95% and is progressively increased with every increase in capital, in which the General Partner does not participate.

     C.   THE CAPITAL OF THE LIMITED PARTNERSHIP

     The composition of the capital of the Limited Partnership is as follows:

                                                       LIMITED PARTNER   GENERAL PARTNER       TOTAL
                                                       ---------------   ---------------   -------------
                                                        NIS THOUSANDS     NIS THOUSANDS    NIS THOUSANDS
                                                       ---------------   ---------------   -------------
     Partners' investment, net                             856,002             389            856,391
                                                          --------            ----           --------
     Loss balance at beginning of the year                (261,657)           (183)          (261,840)
     Net income for the year                                61,851              31             61,882
     Distribution of Partnership earnings to holders
        of the participation units                         (70,000)             --            (70,000)
     Tax deposits paid on behalf of holders of the
        participation units                                 (8,823)             --             (8,823)
                                                          --------            ----           --------
     Loss balance at end of the year                      (278,629)           (152)          (278,781)
                                                          --------            ----           --------
     Limited Partnership capital at end of the year        577,373             237            577,610
                                                          ========            ====           ========

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 8 - LIMITED PARTNERSHIP'S CAPITAL (CONT'D)

     D. In accordance with a legal opinion received by the Limited Partnership, it was recommended that when the partners will have accrued profits, the Limited Partner and/or the Supervisor would request the Court to issue instructions in respect of the doubts raised in the opinion regarding the distributable profits and if and when distribution of profits by the Limited Partnership will be deemed to be a withdrawal of part of the investment of the Limited Partner within the meaning of Section 63(B) of the Partnerships Ordinance.

     E. Further to the demand of the Israeli Tax Authorities that the tax deriving from the taxable income attributable to the holders of the participation units shall be paid by the Partnership on behalf of the holders of the participation units, an agreement was signed between the Partnership and the Tax Authorities, according to which it was provided that the Partnership shall be entitled to receive an exemption from withholding of tax at the source on its income, subject to the condition that beginning from 2004, the Partnership will pay to the Tax Authorities, at the end of every tax year, an advance deposit on account of the tax liability of the holders of the participation units, which shall be calculated based on the amount of the Partnership's income for tax purposes in the relevant tax year by category (interest, dividends, gains/losses from sale of securities) less the Partnership's allowable deductions for tax purposes in a manner proportionate to the income, multiplied by the rates fixed in the agreement. The said payment will be attributed to the credit of every certificate holder (as defined in the Income Tax Regulations) based on his proportionate share, as an advance deposit on account of the tax.

          Pursuant to the agreement, in the current year the Partnership paid NIS 8,823 thousand (in 2005 - NIS 5,074 thousand and in 2004 - NIS 3,615 thousand), which was recorded to the credit of every certificate holder based on his proportionate share, as a deposit on account of the tax and that will be included as part of the certificate for purposes of calculating the deduction to which the holder is entitled due to the holding of participation units.

          The amounts paid by the Partnership, as stated, are presented as a reduction of Partnership capital.

     F. At the General Meeting of the holders of the participation units, held on April 25, 2006, changes were approved to the Partnership Agreement and to the Trust Agreement in connection with distribution of the Partnership's earnings for 2006 and thereafter, mainly as follows:

          1. Calculation of the earnings will always be made for the year ended December 31. Earnings shall not be distributed if receipt thereof by the limited partner will be considered a withdrawal of his investment or a portion thereof, within the meaning thereof in Section 63(B) of the Partnerships Ordinance (New Version), 1975.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 8 - LIMITED PARTNERSHIP'S CAPITAL (CONT'D)

     F.   (CONT'D)

          2. Distribution of the Partnership's earnings to the Trustee in respect of any year, shall be made on the date determined by the General Partner and shall be no later than June 30 of the following year, as follows:

               a. The Partnership shall distribute all its earnings deriving from oil and/or gas production activities that it may distribute under law as earnings, less the amounts required by the Partnership in order to meet its liabilities, as provided in the Partnership Agreement.

               b. The Partnership shall distribute 40% of its earnings deriving from its activities other than oil and/or gas production, including income from securities and other interim investments that it may distribute under law as earnings, less amounts designated for taxes that it shall transfer to the Assessing Officer (pursuant to the agreement therewith), and subject to the liquid resources remaining in its accounts immediately after the said distribution not being less than $100 million. If it is possible to distribute in respect of such year less than 40% of the said amounts, in such a manner that the balance of the liquid resources remaining in the Partnership's accounts immediately after the said distribution will be $100 million
                    - the amount shall be distributed accordingly.

               c. The General Partner and the Trustee shall issue an Immediate Report detailing the amount of the earnings available for distribution, the tax rate with respect to withholding at the source, the effective date for holding of the participation units for purposes of eligibility to receive a distribution and the actual distribution date.

               In addition, the above-mentioned General Meeting approved an agreed-to arrangement whereby a one-time amount of NIS 70 million will be distributed in respect of the Partnership's earnings for the years 2003, 2004 and 2005, which is to be paid to the Trustee on the date determined by the General Partner and no later than 60 days after fulfillment of the following cumulative conditions:
               (i) receipt of court approval for the agreed-to arrangement as a final arrangement and (ii) receipt of approval from the Taxes Authority regarding the rate for withholding of tax at the source in respect of the said distribution.

               In July 2006, the court approved distribution of NIS 70 million pursuant to the agreed-to arrangement and approval was received from the Taxes Authority according to which the distribution is exempt from withholding of tax at the source.

               Pursuant to the decision of the General Partner and the Trustee, the effective date for purposes of eligibility regarding the above-mentioned distribution was set as September 4, 2006. On September 18, 2006, the distribution was made.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 9 - DETAILS TO STATEMENT OF EARNINGS CATEGORIES

     A.   FINANCING INCOME, NET

                                                                    FOR THE YEAR ENDED 31 DECEMBER
                                                            ---------------------------------------------
                                                                 2006            2005            2004
                                                            -------------   -------------   -------------
                                                            NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                            -------------   -------------   -------------
     Gain from marketable securities, net *                     40,611          50,479          36,005
     Unrealized loss from derivative financial instrument       (3,560)             --              --
     Interest on deposits in banks and exchange
        rate differences                                           585             281             553
     Dividend and interest income from
        marketable securities                                   31,777          24,432          25,955
     Commissions, management fees and others                    (4,184)         (3,804)         (3,890)
                                                                ------          ------          ------
                                                                65,229          71,388          58,623
                                                                ======          ======          ======
     * Including gain from investment in securities
       of third parties                                          9,713           2,107           2,524
                                                                ======          ======          ======

     B.   PARTICIPATION IN OIL AND GAS EXPLORATION, NET

                                                                    FOR THE YEAR ENDED 31 DECEMBER
                                                            ---------------------------------------------
                                                                 2006           2005            2004
                                                            -------------   -------------   -------------
                                                            NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                            -------------   -------------   -------------
     "Med Ashdod"                                                  344              91           106
     "South Marine" License                                         --              --           187
     "Med Yavne" Lease                                             726             279           231
     "Gal" Licenses                                                192              62            23
     "Shikma Sea" License - "Nordon 1" well                         --              --           366
     "Med Ashdod" Lease - "Gad 1" well                               1          30,370            --
     Others                                                         --              --            12
                                                                 -----          ------           ---
                                                                 1,263          30,802           925
                                                                 =====          ======           ===
     Including expenses to related parties                         536           2,910           664
                                                                 =====          ======           ===

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 9 - DETAILS TO STATEMENT OF EARNINGS CATEGORIES (CONT'D)

     C.   GENERAL AND ADMINISTRATIVE EXPENSES

                                                                    FOR THE YEAR ENDED 31 DECEMBER
                                                            ---------------------------------------------
                                                                2006             2005            2004
                                                            -------------   -------------   -------------
                                                            NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                            -------------   -------------   -------------
     Management fee to the General Partner -
        related party                                           2,133           2,157           2,154
     Professional services                                        411             151             160
     Taxes and permits                                            103             105             105
     Wages to the limited partner and the supervisor              184             195             192
     Others                                                        65              42              82
                                                                -----           -----           -----
                                                                2,896           2,650           2,693
                                                                =====           =====           =====

     D.   INCOME PER PARTICIPATION UNIT

                                                                    FOR THE YEAR ENDED 31 DECEMBER
                                                            ---------------------------------------------
                                                                2006             2005            2004
                                                            -------------   -------------   -------------
                                                            NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                            -------------   -------------   -------------
     Number of participation units used to compute
        the basic income per participation unit
        (in thousands)                                        4,250,908       4,250,908       4,250,908
     Income used in computing basic income
        (in NIS 000) per participation unit                      61,851          37,919         54,977

NOTE 10 - INTERESTED PARTIES AND RELATED PARTIES

     A. The limited partnerships, Naphtha Explorations, I.N.O.C. Dead Sea and the Partnership, are managed by related companies that are controlled by the same controlling interest. The said partnerships together with Isramco Inc., which is also under the control of the same controlling interest, are partners, in full or in part, in different gas and oil exploration rights.

          The joint ventures for oil and gas explorations, in which the said partnerships and the Partnership participate, receive services from companies that are related parties and are controlled by the same controlling interest. Also, in most of the joint ventures, in which the Partnership participates, some of the partners are related parties and interested parties that also act in part as venture operators who are entitled to venture operator fees at a set rate of the direct expenses or venture operator fees at a fixed monthly amount, according to the joint venture agreements.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 10 - INTERESTED PARTIES AND RELATED PARTIES (CONT'D)

     B.   MARKETABLE SECURITIES OF RELATED PARTIES

                                                 FOR THE YEAR ENDED DECEMBER 31,    FOR THE YEAR ENDED DECEMBER 31,
                                                               2006                              2005
                                                --------------------------------   --------------------------------
                                                RATE OF HOLDINGS    MARKET VALUE   RATE OF HOLDINGS    MARKET VALUE
                                                ----------------   -------------   ----------------   -------------
                                                        %          NIS THOUSANDS           %          NIS THOUSANDS
                                                ----------------   -------------   ----------------   -------------
     Naphta Explorations, Limited Partnership         13.52             5,104            13.52            4,114
     Hanal Dead Sea, Limited Partnership               4.43             2,376             4.43            1,784
     J.O.E.L. Jerusalem Oil Exploration Ltd.           0.74             4,936             0.90            2,740
     Isramco Inc.                                       4.7            15,942               --               --
     Nitzba Holdings 1995 Ltd.                         9.02             7,689               --               --
                                                                       ------                             -----
                                                                       36,047                             8,638
                                                                       ======                             =====

     The income from the investment in marketable securities of related parties in the years 2006, 2005 and 2004 amounted to NIS 9,713 thousand, NIS 2,107 thousand, and NIS 2,524 thousand, respectively.

     C. Balances and transactions with related and interested parties are included in the notes to the financial statements in the appropriate categories.

     D. For information on undertakings with related and interested parties - see Note 7.

     E.   For information on royalties to related parties and interested parties
          - see Note 7.

NOTE 11 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     GENERAL

     During the regular course of its business, the Partnership is exposed to interest risks, currency risks, risks relating to gas and oil prices and the market value of marketable securities.

     A.   INTEREST RISKS

     The Partnership's interest rate risk stems mainly from investment in debentures, presented as an investment in marketable securities, at a fixed rate of interest, which exposes the Partnership to an interest rate risk in connection with their fair value.

     Changes in the interest rate in the economy may expose the Partnership to losses on marketable securities, since there is a connection between the real (inflation-adjusted) price of the security and the difference between the interest rate borne by the security and the market interest rate.

                                                  DECEMBER 31, 2006
                                             -----------------------------
                                                AVERAGE
                                               EFFECTIVE         UP TO
                                             INTEREST RATE      1 YEAR
                                             -------------   -------------
                                                   %         NIS THOUSANDS
                                             -------------   -------------
     FINANCIAL INSTRUMENTS AT A FIXED RATE
     Corporate debentures                         6.16          322,162
     Convertible debentures                       2.32           97,877

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 11 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT'D)

     B.   EXCHANGE RATE RISKS

          1. The Partnership is exposed to foreign currency risks mainly in connection with changes in the exchange rate of the dollar. The oil and gas prices, as well as the inputs relating to oil and gas exploration, are denominated in dollars. In addition, the Partnership has investments in marketable securities, some of which are denominated in dollars, financial derivatives and it is a party to agreements for payment of management fees to the General Partner, and fees to the Supervisor and the Trustee, that are also denominated in dollars.

          2. As at the balance sheet date, the Partnership has a forward contract, not for hedging purposes, for acquisition of dollars in exchange for shekels, in the amount of $20 million, which comes due in July 2007. In 2006, the Partnership included in its financial statements an unrealized loss and a payable of NIS 3.6 million, in respect of the aforesaid contract.

     C.   RISKS RELATING TO OIL AND GAS PRICES

          The Partnership's purpose is to participate in oil and gas exploration and production activities. Declines in oil and gas prices expose the Partnership to losses deriving from a reduction in the projected revenues and declines in asset values, on the one hand, while on the other hand, increases in oil and gas prices may expose the Partnership to losses resulting from an increase in the inputs required for oil and gas exploration.

     D.   MARKET RISKS RELATING TO MARKETABLE SECURITIES

          The Partnership invests most of its cash balances in marketable securities. Changes in the market prices of the marketable securities expose the Partnership to losses. In order to reduce the level of risk, the Partnership has a policy requiring wide dispersion of the investments' portfolio and investment of at least 70% in low-risk channels, such as, corporate and government debentures.

     E.   FAIR VALUE OF FINANCIAL INSTRUMENTS

          The book value of the cash and cash equivalents, marketable securities, other receivables and debits and other payables and credits, equals or approximates their fair value.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 11 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT'D)

     F.   LINKAGE BASES OF MONETARY ITEMS

                                                               DECEMBER 31, 2006
                                      ----------------------------------------------------------------
                                             ISRAELI CURRENCY         FOREIGN CURRENCY
                                      -----------------------------   ----------------
                                         UNLINKED       CPI-LINKED          DOLLAR           TOTAL
                                      -------------   -------------     -------------    -------------
                                      NIS THOUSANDS   NIS THOUSANDS     NIS THOUSANDS    NIS THOUSANDS
                                      -------------   -------------     -------------    -------------
     CURRENT ASSETS:
     Cash and cash equivalents            10,163              --             5,045           15,208
     Marketable securities               123,391         349,979            84,695          558,065
     Joint ventures for oil and gas
        exploration                           --              --               625              625
     Sundry receivables                      310              --                --              310

     CURRENT LIABILITIES:
     Sundry payables                      (3,912)             --              (122)          (4,034)
     Joint ventures for oil and gas
        exploration                           --              --              (173)            (173)
                                         -------         -------            ------          -------
                                         129,952         349,979            90,070          570,001
                                         =======         =======            ======          =======

                                                               DECEMBER 31, 2005
                                      ----------------------------------------------------------------
                                             ISRAELI CURRENCY         FOREIGN CURRENCY
                                      -----------------------------   ----------------
                                         UNLINKED       CPI-LINKED          DOLLAR           TOTAL
                                      -------------   -------------     -------------    -------------
                                      NIS THOUSANDS   NIS THOUSANDS     NIS THOUSANDS    NIS THOUSANDS
                                      -------------   -------------     -------------    -------------
     CURRENT ASSETS:
     Cash and cash equivalents             1,806              --               914            2,720
     Marketable securities               131,521         378,844            73,204          583,569
     Joint ventures for oil and gas
        exploration                           --              --             1,328            1,328
     Sundry receivables                        9              --                --                9

     CURRENT LIABILITIES:
     Sundry payables                        (360)             --              (141)            (501)
     Joint ventures for oil and gas
        exploration                           --              --              (183)            (183)
                                         -------         -------            ------          -------
                                         132,976         378,844            75,122          586,942
                                         =======         =======            ======          =======

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 12 - DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP

     A.   GENERAL

     The Limited Partnership's financial statements are prepared in accordance with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Differences which have a significant effect on the Limited Partnership's net assets, income and equity, are set forth below.

     1.   Effect of inflation
          -------------------

          Up to December 2003, the Limited Partnership included the effect of price level changes in the accompanying financial statements, as required under Israeli GAAP and as discussed in Note 3 to these financial statements.

          U.S. GAAP does not provide for recognition of the effects of such price level changes. However, the U.S. Securities and Exchange Commission permits recognition of the effects of price level changes and, therefore, such effects are not included in the reconciliation of net income or equity presented herein.

     2.   Marketable securities
          ---------------------

          a. The Limited Partnership owns 13.5% of the participation units of a related limited partnership, which is engaged in oil and gas exploration. Under Israeli GAAP, these participation units, which are designated for sale in the short term, are recorded at market value as at the balance sheet date with unrealized income/losses being recorded in the statements of earnings. Under U.S. GAAP, the participation units are recorded using the equity method in accordance with EITF D-46, "Accounting for Limited Partnership investments" which requires implementation of Statement of Position 78-9, "Accounting for Investments in Real Estate Ventures" for the Limited Partnership's investments.

               The effect of reversing the unrealized income/losses on the participation units for Israeli GAAP, and application of the equity method of accounting for U.S. GAAP purposes, are presented below as separate adjustments.

          b. The Limited Partnership invests in marketable securities which are classified as trading securities, both under Israeli GAAP and U.S. GAAP.

               Regarding the presentation in the Statements of Cash Flows: under Israeli GAAP cash flows from purchases, sales and maturities of trading securities shall be classified as cash flows from investing activities, whereas under U.S. GAAP those cash flows shall be classified as cash flows from operating activities, in accordance with FAS 115, "Accounting for Certain Investments in Debt and Equity Securities".

               The effect of the different classification of the trading securities activity in the statements of cash flows for U.S. GAAP purposes, is presented below as separate adjustment.

     B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW:

     1.   On the statements of earnings:
          -----------------------------

                                                           YEAR ENDED DECEMBER 31
                                                 ---------------------------------------------
                                                      2006            2005            2004
                                                 -------------   -------------   -------------
                                                 NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                 -------------   -------------   -------------
          Net income under Israeli GAAP              61,882         37,936          55,005
                                                     ------         ------          ------
          Adjustments
          -----------
          Revaluation of marketable securities         (990)          (972)           (943)
          Partnership equity in earnings of
             an investee partnership                  1,049            265             955
                                                     ------         ------          ------
                                                         59           (707)             12
                                                     ------         ------          ------
          Net income under U.S. GAAP                 61,941         37,229          55,017
                                                     ======         ======          ======

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 12 - DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP (CONT'D)

     B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW: (CONT'D)

     1.   On the statements of earnings: (cont'd)
          -----------------------------

                                                                 YEAR ENDED DECEMBER 31
                                                     ---------------------------------------------
                                                         2006             2005            2004
                                                     -------------   -------------   -------------
                                                     NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                     -------------   -------------   -------------
          BASIC AND DILUTED INCOME PER
             PARTICIPATION UNIT (UNDER U.S. GAAP)

          Net income                                      61,941          37,229          55,017
                                                       =========       =========       =========
          General partner's share in the net
             income                                           31              19              28
                                                       =========       =========       =========
          Net income attributable to
             participation unit holder                    61,910          37,210          54,989
                                                       =========       =========       =========
          Basic net income per participation
             unit (NIS)                                   0.0146          0.0088          0.0129
                                                       =========       =========       =========
          Weighted-average number of participation
             units used in calculation of basic
             income per unit (in thousands)            4,250,908       4,250,908       4,250,908
                                                       =========       =========       =========

     2.   On balance sheet items:
          ----------------------

                                                               DECEMBER 31
                    ---------------------------------------------------------------------------------------------
                                        2006                                             2005
                    ---------------------------------------------   ---------------------------------------------
                                                        AS PER                                         AS PER
                     AS REPORTED      ADJUSTMENT      U.S. GAAP      AS REPORTED     ADJUSTMENT       U.S. GAAP
                    -------------   -------------   -------------   -------------   -------------   -------------
                    NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                    -------------   -------------   -------------   -------------   -------------   -------------
ASSETS
Marketable
   securities (1)       558,065         (5,104)         552,961         583,569          (4,114)          579,455
                       ========         ======         ========        ========          ======          ========
Investment in
   affiliate (2)             --          6,658            6,658              --           5,609             5,609
                       ========         ======         ========        ========          ======          ========
EQUITY
Accumulated
   loss (1) (2)        (278,781)         1,554         (277,227)       (261,840)          1,495          (260,345)
                       ========         ======         ========        ========          ======          ========

(1)  Change in value of investment securities to market value.

(2)  Partnership equity in earnings of a partnership.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
--------------------------------------------------------------------------------

NOTE 12 - DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP (CONT'D)

     B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW: (CONT'D)

     3.   On the statement of cash flows:
          ------------------------------

                                                              YEAR ENDED DECEMBER 31
                                               ---------------------------------------------
                                                    2006            2005           2004
                                               -------------   -------------   -------------
                                               NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                               -------------   -------------   -------------
     Net cash inflow generated by
        operating activities - Israeli GAAP         24,384          17,933          22,339

     Adjustments
     -----------
     Net (loss) income                                  59            (707)             12
     Gain from marketable securities, net              990             972             943
     Proceeds from disposal (investment in)
        marketable securities, net                  66,115           5,952         (30,378)
     Partnership equity in earnings of
        a partnership                               (1,049)           (265)           (955)
                                                  --------        --------        --------
     Net cash inflow (outflow) generated by
        operating activities - U.S. GAAP            90,499          23,885          (8,039)
                                                  ========        ========        ========
     Net cash outflow generated by
        investing activities - Israeli GAAP         66,927         (24,418)        (30,378)

     Adjustments
     -----------
     Investment in marketable securities           458,285         487,366         204,464
     Proceeds from disposal of marketable
        securities                                (524,400)       (493,318)       (174,086)
                                                  --------        --------        --------
     Net cash outflow generated by
        investing activities - U.S. GAAP               812         (30,370)             --
                                                  ========        ========        ========

                                      KPMG